EXHIBIT 11

                          Capital Growth Holdings, Ltd.
                   Computation of Net Income (Loss) Per Common Share
                                   (Unaudited)

                                                   Nine Months Ended    Nine Months Ended
                                                   September 30, 1997   September 30, 1996
                                                     -------------        -------------
Primary:
Net Income (Loss)                                       $ 788,220          $  (14,229)

Less cumulative preferred dividend                        (28,417)                  0
                                                       ----------          ----------

NET INCOME (LOSS) USED FOR E.P.S.
  COMPUTATION                                             759,803             (14,229)
                                                       ==========          ==========

Weighted average number of
  common shares outstanding                            14,447,378          11,210,550

Shares issuable upon exercise of dilutive
  stock options and warrants, net of shares
  assumed to be repurchased (at the
  average market price for period)                        129,030                   0
                                                       ----------          ----------

Shares used for computation                            14,576,408          11,210,550
                                                       ==========          ==========

Net income per common share                                 $0.05               $ 0.0
                                                       ==========          ==========

Fully Diluted:
NET INCOME USED FOR E.P.S.
  COMPUTATION                                             788,220
                                                       ----------

Weighted Average number of
  common shares outstanding                            14,447,378

Shares issuable upon exercise of dilutive
  stock options and warrants, net shares
  assumed to be repurchased (at the
  market price at end of period)                          147,472

Convertible Series A & B Preferred Shares               5,081,334
                                                       ----------

Shares used for computation                            19,676,184
                                                       ==========

Net Income per Common Share                                 $0.04
                                                       ==========